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| FORM 3 |
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
           Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

   Yoakum                            Steve                                 M.
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   (Last)                           (First)                             (Middle)

                            3348 South Old Ridge Road
   -----------------------------------------------------------------------------
                                    (Street)

   Columbia                           MO                                   65203
   -----------------------------------------------------------------------------
   (City)                           (State)                                (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

   October 16, 1996 (Estimated)

3. IRS or Social Security Number of Reporting Person (Voluntary)



4. Issuer Name and Ticker or Trading Symbol

   TALX Corporation, Nasdaq symbol "TALX"

5. Relationship of Reporting Person to Issuer (Check all applicable)

   [X] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)

6. If Amendment, Date of Original Month/Day/Year)



7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person


             TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security

   (1)

2. Amount of Securities Beneficially Owned (Instr. 4)

   -----

3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)

   -----

4. Nature of Indirect Beneficial Ownership (Instr. 5)



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* If the Form is filed by more than one Reporting Person, see Instruction 5.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

                                         TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative  2. Date Exercisable and     3. Title and Amount of      4. Conversion or   5. Ownership Form  6. Nature of
   Security (Instr. 4)     Expiration Date             Securities Underlying       Exercise Price     of Derivative      Indirect
                           (Month/Day/Year)            Derivative Security         of Derivative      Security:          Beneficial
                        --------------------------     (Instr. 4)                  Security           Direct (D) or      Ownership
                                                    --------------------------                        Indirect (I)       (Instr. 5)
                                                                     Amount or                        (Instr. 5)
                           Date         Expiration                   Number of
                           Exercisable  Date           Title         Shares
----------------------     -----------  ----------     ------------  ---------  -----------------  -----------------  --------------


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Explanation of Responses:  (1) Mr. Yoakum does not beneficially own any securities of the Issuer.


/s/ Steve M. Yoakum                                    October 16, 1996
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        **Signature of Reporting Person                      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient see Instruction 6 for procedure.